Exhibit 99.1

Ampio Pharmaceuticals’ CEO Mike Martino Issues Letter to Stockholders

ENGLEWOOD, Colo., June 2, 2022 — Ampio Pharmaceuticals, Inc. (NYSE American: AMPE), a biopharmaceutical company focused on the advancement of immunomodulatory therapies for the treatment of pain resulting from osteoarthritis in the knee and potentially other articular joints, today released the following letter to stockholders from its Chief Executive Officer, Mike Martino.

Dear Fellow Stockholders,

On behalf of the board and management team, we appreciate the support and patience you have demonstrated over the last several weeks. The purpose of this letter is to answer the questions we can currently answer in the context of our previously announced process to evaluate strategic alternatives for Ampion™ and Ampio. It is important to note that we won’t comment about the earlier announcements regarding personnel and governance changes. Additionally, this letter does not address the previously announced internal investigation, which is ongoing. We know these questions are top of mind for many investors, but we simply cannot speak about these issues at the present time.

I would like to start with AP-013, a randomized, saline-controlled, double-blind Phase 3 clinical study evaluating the efficacy of an intra-articular injection of Ampion™ in adults with pain due to severe osteoarthritis of the knee (“AP-013”) and key steps we are taking to determine if it’s appropriate to conduct an additional trial or set of trials. Let’s start with the evidence we have reviewed from the trial results. Compared to baseline, Ampion-treated patients have shown clear evidence of reduction of pain and improvement in function as early as 2 weeks after dosing which lasted up to 24 weeks. However, the saline control that Ampion was evaluated against in AP-013 and earlier trials is an active control, not a placebo, and it showed benefit as well. As a result, the pre-specified intent-to-treat population analysis of AP-013 did not demonstrate a statistical benefit of Ampion when compared with saline on either pain or function over the 12-week efficacy analysis period. According to the agreed upon Special Protocol Assessment (“SPA”) with the United States Food and Drug Administration (“FDA”), the AP-013 trial was required to demonstrate a statistical benefit of Ampion when compared with saline on both endpoints (i.e., pain and function).

Additionally, while the per-protocol analysis of AP-013 was initially encouraging, additional scrutiny of the data and methodology supporting the analysis showed that the per protocol analysis was flawed. In particular, that analysis disproportionately captured the best performers from the Ampion-treated population and the worst performers from the saline-treated population. This is purely the result of applying the major protocol deviation criteria included in the protocol. However, the resulting per protocol analysis cannot be used as a basis for submission of a biologics license application to FDA.

On the positive side, we have reconfirmed that the AP-003-A trial, which reflected an enrollment of 329 symptomatic moderate-severe osteoarthritis of the knee (OAK) patients, demonstrated a statistically significant decrease in pain at 12 weeks compared to saline (p=0.004). Additionally, Key Opinion Leaders we’ve consulted with remain optimistic about the potential for designing a clinical trial that can show a beneficial effect, but there are obviously challenges that will need to be evaluated and weighed against other potential strategies available for Ampion and Ampio as a company.

We now have data in more than 1,500 Ampion-treated participants, and a like number of saline-treated patients, and we are merging all the data into a meta-analysis to inform potential designs for any future trial that we may conduct. We believe this will increase the probability of designing a trial in which Ampion may achieve a statistically significant benefit, and all design elements of the trial are currently under review, including endpoints, the statistical analysis plan, inclusion/exclusion criteria, improved subjective methods for evaluating pain at baseline, and trial monitoring and reporting elements.

It is also important to remember that AP-013 was intended as a confirmatory trial to AP-003-A. If our trial design is substantially different from our previous trials, we may be required to perform two pivotal trials.

Additionally, the trial may need to be conducted under a Special Protocol Assessment (SPA) with FDA, with an agreed to statistical analysis plan. Until we gain more regulatory clarity, partnership discussions are understandably on hold. However, several potential partners have indicated their willingness to re-engage once we gain that clarity. The potential need for two pivotal trials, the regulatory pathway, and partner interest are among the top factors that we are considering as we evaluate our strategic alternatives.

Moving on to the COVID-19 program. As reported in May, we have found no clinically meaningful treatment effect signals from the Company’s three COVID-19 clinical trials; AP-017, AP-018 and AP-019. In other words, we were unable to detect a statistically significant difference between Ampion and placebo for the primary endpoints of the trials, which were mortality and time to mechanical ventilation. Signs of potential Ampion benefit were seen in a few prespecified secondary endpoints. However, most of the secondary endpoints did not show a treatment benefit.

How did we go from “positive results” for inhaled Ampion in the 40-patient AP-014 trial to “no signal” in these trials? In general, small exploratory studies may show a large treatment effect because of the small denominator and should always be viewed as hypothesis generating rather than definitive. Historically, across all drug development categories, only a minority of phase 2 trials can be confirmed in larger phase 3 trials. This is the reason why FDA requires two successful pivotal phase 3 trials. Specific to Ampion, the AP-019 trial enrolled 129 participants and could not show a beneficial effect of Ampion compared with placebo as only 3 deaths or progression to respiratory failure occurred (the original primary endpoint). The AP-017 trial which studied intravenous Ampion compared with placebo enrolled only 35 participants and had a very slow enrollment rate. We determined that the evolving treatment landscape combined with the reduced incidence and severity of COVID had significantly curtailed our ability to enroll the required 200 subjects and, as such, the trial was closed because of the projected time to completion and financial commitment. AP-018 was a small Phase 1 study to document safety that enrolled 32 patients and failed to show a benefit.

Given these results and the changing Covid treatment landscape, we believe it would be an unwise use of investor funds to continue the COVID-19 program at this time. As a reminder, AP-017 and AP-019 were initiated on the premise they might support an Emergency Medical Use Authorization (EMUA) in what was then a bleak landscape for Covid treatments. However, several treatments have recently been approved for the treatment of COVID-19, including antibodies that inactivate the SARS-cov-2 virus that causes Covid, as well as drugs that prevent viral replication, and corticosteroids that have demonstrated a reduction in the severity of the disease. Additionally, the prevalence of vaccines and multi-shot vaccination protocols and the diminishing severity of emerging variants of Covid-19, such as Omicron, have all converged to confer immunity and reduce the number of ICU patients requiring respiratory support. These developments make Covid prevention and treatment a very crowded competitive space in which Ampion simply hasn’t demonstrated sufficient benefits to be competitive.

I would like to highlight the following positive takeaways which should not be minimized. We now know that nebulized (inhaled) Ampion has an excellent safety profile, which can potentially open up additional target indications that involve lung inflammation which are potentially more promising than COVID-19. Additionally, we have been issued four significant patents in the space. If, how or when we continue to pursue development of Ampion for treatment of respiratory inflammation has yet to be determined; although, I can say it is not a near term project or priority.

Turning briefly to the financials, as of March 31, 2022, we had $28.8 million of cash and cash equivalents. We will be burning $1.2-$1.3 million per month through September 2022 primarily due to required close-out costs for all prior trials, both OAK and COVID-19 related. After September 2022, we project a burn rate of approximately $1.0 million per month, which we will seek to trim further (though as previously mentioned, Ampio is a very lean organization). Based on our current cash position and projection of operating expenses and capital expenditures, we believe we will have sufficient liquidity to fund operations into the second half of 2023. However, this estimate does not include the cost of funding new trials or programs or any other strategic alternatives nor any expense reductions. Rest assured we will be taking a very hard look at any additional expenses prior to committing to them.

To conclude, we are working diligently to evaluate all options to deliver value for stockholders, including but not limited to, additional trials for Ampion, evaluating other opportunities in our pipeline, leveraging our bioprocessing capability, and considering business development opportunities. We look forward to providing you future updates as our evaluation of these alternatives continues.

About Ampio Pharmaceuticals, Inc.

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company primarily focused on the advancement of immunology-based therapies for the potential treatment of multiple inflammatory conditions (e.g., osteoarthritis of the knee (OAK) and other articular joints). Ampio’s lead drug is Ampion™.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements.

Such forward-looking statements include, for example, statements about Ampio’s projection of operating expenses, capital expenditures and future liquidity. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include the risk factors described in the Ampio’s Annual Report on Form 10-K for the year ended December 31, 2021, and other factors set forth in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

The forward-looking statements in this press release speak only as of the date of this press release. Except as required by law, Ampio assumes no obligation to update or revise these forward-looking statements for any reason, except as required by law.

Investor and Media Contacts:

Tony Russo or Nic Johnson
Russo Partners
info@ampiopharma.com
tony.russo@russopartnersllc.com
nic.johnson@russopartnersllc.com